Scientific Games Reports Second Quarter 2014 Results

NEW YORK, Aug. 5, 2014 /PRNewswire/ -- Scientific Games Corporation (Nasdaq: SGMS) ("Scientific Games" or the "Company"), a leading diversified supplier of games and technology to the gaming and lottery industries, today reported financial results for the quarter ended June 30, 2014.

Second quarter revenue increased to $416.9 million from $235.0 million in the prior-year quarter and attributable EBITDA increased $47.6 million from the prior-year quarter to $132.1 million. The Company incurred a net loss of $72.4 million, or $0.86 per share, inclusive of a $0.31 per share loss on the early extinguishment of debt, $0.09 per share related to the Company's share of an estimated net shortfall accrual recorded by its Northstar Illinois joint venture, and $0.06 per share in employee termination and restructuring expense. This compares to a net loss from continuing operations of $12.4 million, or $0.14 per share, in the prior-year quarter, which included $0.03 per share related to acquisition-related and transition costs and an $0.08 per share impact related to a write-down and accelerated depreciation resulting from a change to reduce the depreciable life of our U.K. gaming terminals.

"Our second quarter revenue of $416.9 million reflected contributions from the WMS acquisition, which substantially expanded our gaming business, and a 7% year-over-year increase in lottery revenue," said Gavin Isaacs, President and Chief Executive Officer. "Although our second quarter results continued to reflect challenging gaming industry conditions, we saw sequential quarterly revenue growth across our businesses and benefits from our ongoing integration initiatives, which contributed to a $9.3 million sequential quarterly increase in attributable EBITDA. While we have made significant progress across our worldwide organization with our integration efforts, we believe there are additional opportunities to grow our business and further strengthen performance.

"Our pending acquisition of Bally Technologies, which we announced last week, presents a unique opportunity to combine two exceptional companies with long track records of delivering leading-edge games, gaming technology products and systems to their customers," Isaacs continued. "The transaction would significantly expand Scientific Games' portfolio to include leading casino management systems and table products, including automatic shufflers, proprietary table games and electronic table systems, and should drive further expansion of Scientific Games' social and real-money interactive businesses. We believe the combination will provide opportunities to cross-utilize the companies' content and technology across lottery, gaming and interactive distribution channels and platforms, further diversify our revenue streams, and increase our cash flows allowing us to meaningfully reduce our leverage. I look forward to meeting with our gaming and lottery customers and sharing our vision for how the combined company expects to provide new value for them through our creation of innovative games and value-added services that can help them engage their players and grow their revenues."

Summary Financial Results(1)
($ in millions, except per share amounts)	Three Months Ended June 30,		Increase/Decrease
	2014	2013	Amount	%
Revenue	$416.9	$235.0	$181.9	77.4

Operating income	3.6	12.4	(8.8)	(71.0)

Net loss	(72.4)	(12.4)	(60.0)	(483.9)

Net loss per share	(0.86)	(0.14)	(0.72)	(514.3)

Net cash provided by operating activities	23.8	46.8	(23.0)	(49.1)

Non-GAAP Financial Measures:

Attributable EBITDA(2)	132.1	84.5	47.6	56.3

Free cash flow	(31.3)	2.6	(33.9)	n/m

Attributable EBITDA, free cash flow and EBITDA from equity investments (discussed below) are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to GAAP measures in the accompanying supplemental tables at the end of this release.

(1) Scientific Games sold the installed base of gaming machines in its pub business on March 25, 2013. The related results of operations are presented as discontinued operations in the Company's financial statements for the 2013 second quarter. All financial results referenced in this press release are for continuing operations only, unless otherwise noted.

(2) Our definition of attributable EBITDA, which is derived from the definition in our credit agreement, was modified in the 2013 fourth quarter as a result of the replacement of our prior credit agreement with our new credit agreement in connection with the acquisition of WMS Industries Inc. ("WMS"). Historical amounts have been conformed to the revised definition and recast to exclude discontinued operations. Under the revised definition, 2013 second quarter attributable EBITDA decreased by $2.0 million.

WMS Merger Integration Update

Since the completion of the WMS acquisition on October 18, 2013, Scientific Games has been implementing its detailed integration plans aimed at improving operational efficiencies and reducing the Company's cost structure. Based on the progress of its integration-related actions through June 30, 2014 and plans for further integration efforts during the remainder of the year, the Company is raising its estimate of cost synergies to be realized in 2014 from $60 million to at least $70 million. The Company continues to expect to achieve a total of $100 million in cost savings on an annualized run-rate basis by the end of 2015. Included in the expectations for annualized cost synergies is at least $65 million of annualized cost synergies from actions already initiated or completed.

"The success being achieved in our integration initiatives is the result of our team's commitment and collaboration in implementing our comprehensive plans across our operations to achieve planned cost reductions," said Scott D. Schweinfurth, Executive Vice President and Chief Financial Officer. "Even as we continue our integration initiatives, we are focused on identifying additional process improvements to eliminate redundancies and unneeded costs that should further improve our operating margins and increase free cash flow. Significantly, we believe Scientific Games' acquisition of Bally would provide an important opportunity to realize an incremental $220 million in cost savings."

2014 Second Quarter Business Update

Gaming Segment

Financial results and revenue metrics presented below include the results of operations for WMS in the 2014 second quarter but not in the 2013 second quarter. All WMS results are included in the Company's Gaming segment. In addition, the results of the Company's video gaming systems operations, previously included in the Lottery Systems segment, are now included in the Gaming segment for all periods presented herein.

Gaming Operating Results (in millions, except unit, per unit data and ARPDAU)	Three Months Ended June 30,		Increase/ (Decrease)
	2014	2013	Amount(1)
Revenue:
Services	$128.3	$ 35.5	$ 92.8
Product sales	80.8	5.1	75.7
Total revenue	$209.1	$ 40.6	$168.5

Cost of services	$ 35.0	$ 19.1	$ 15.9
Cost of product sales	38.3	3.3	35.0
Selling, general and administrative	42.5	4.6	37.9
Research and development	24.1	0.4	23.7
Stock-based compensation	2.1	0.3	1.8
Employee termination and restructuring	2.2	-	2.2
Depreciation and amortization	66.7	21.3	45.4

Operating loss	$(1.8)	$ (8.4)	$6.6

Earnings (loss) from equity investments	$ 2.3	$ (1.3)	$3.6

Attributable EBITDA(2)	$ 72.8	$ 17.0	$ 55.8

Revenue metrics
Services revenue:
WAP and premium participation products(3)	$ 57.8	$ -	$ 57.8
Other leased and participation products(4)	30.6	29.0	1.6
Interactive gaming products and services(5)	32.3	-	32.3
Other services	7.6	6.5	1.1
Services revenue	$128.3	$ 35.5	$ 92.8

WAP and premium participation units(3):
Installed base at period end	8,732	-	8,732
Average installed base	8,973	-	8,973
Average daily revenue per unit	$70.73	-	$70.73

Other leased and participation units(4):
Installed base at period end	26,711	26,277	434
Average installed base	27,228	26,168	1,060
Average daily revenue per unit	$12.36	$12.19	$0.17

Interactive gaming products and services - social casino:
Average MAU(6)	5.2	-	5.2
Average DAU(7)	1.4	-	1.4
ARPDAU(8)	$0.22	-	$0.22

Product sales revenue:
New gaming machine sales	$ 59.8	$ 2.6	$ 57.2
Other product sales	21.0	2.5	18.5
Product sales revenue	$ 80.8	$ 5.1	$ 75.7

U.S. and Canadian new unit shipments	2,553	9	2,544
International new unit shipments	1,550	519	1,031
Total new unit shipments	4,103	528	3,575
Average sales price per new unit	$14,568	$4,674	$9,894

(1)  Percentage increase (decrease) amounts are not meaningful due to the impact of the WMS acquisition.

(2)  The 2014 and 2013 periods include $2.2 million and $3.3 million, respectively, in attributable EBITDA related to our equity investments in International Terminal Leasing ("ITL") and Roberts Communications Network, LLC ("RCN"); the second quarter of 2013 also includes attributable EBITDA related to our investment in Sportech PLC, which was disposed of in the first quarter of 2014.

(3)  WAP (wide-area progressive) and premium participation products comprise WMS participation gaming machines (WAP, LAP (local-area progressives) and standalone units) generally available only as leased units.

(4)  Other leased and participation products are comprised principally of Scientific Games server-based gaming machines, primarily in the U.K., and other leased WMS units, including 100 units that historically had been included in the WAP and premium participation installed base.

(5)  Social casino revenue is reported on a gross basis before platform fees as a result of a change in the Facebook® payment settlement process (rather than on a net revenue basis as historically reported by WMS). The reporting change represented $8.4 million of the interactive services revenue and an equal amount of cost of services in the current-year period.

(6)  MAU = Monthly Active Users and is a count of unique visitors to our sites during a month.

(7)  DAU = Daily Active Users and is a count of unique visitors to our sites during a day.

(8)  ARPDAU = Average revenue per daily active user and is calculated by dividing revenue for a period by the DAU for the period by the number of days in the period.

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Supplemental Table: WMS Full Quarter Comparative Results

The information set forth in the supplemental table below presents standalone historical data for WMS relating to the three months ended June 30, 2014 and June 30, 2013, and is provided as supplemental information. The information relating to the three months ended June 30, 2013 has been derived from the books and records of WMS and is not intended to be an indicator of the Company's future results. The supplemental information set forth in the table below should be read in conjunction with the historical financial statements of WMS that are incorporated by reference in the Company's Current Report on Form 8-K/A filed with the SEC on December 17, 2013.

	Three Months Ended June 30,		Increase/(Decrease)
Revenue metrics	2014	2013	Amount	%
(in millions, except unit, per unit and ARPDAU)
Services revenue:
WAP and premium participation units:
Installed base at period end	8,732	9,810	(1,078)	(11.0)%
Average installed base	8,973	9,588	(615)	(6.4)%
Average daily revenue per unit	$70.73	$67.46	$3.27	4.8%

Other leased and participation units(1):
Installed base at period end	2,203	1,546	657	42.5%
Average installed base	2,462	1,533	929	60.6%
Average daily revenue per unit	$13.54	$13.26	$0.28	2.1%

Interactive gaming products and services - social casino:
Average MAU	5.2	2.3	2.9	126.1%
Average DAU	1.4	0.6	0.8	133.3%
ARPDAU	$0.22	$0.36	$(0.14)	(38.9)%

Product sales revenue:
U.S. and Canadian new unit shipments	2,553	4,740	(2,187)	(46.1)%
International new unit shipments	1,222	2,055	(833)	(40.5)%
Total new unit shipments	3,775	6,795	(3,020)	(44.4)%
Average sales price per new unit	$15,405	$15,443	$ (38)	(0.2)%
(1) Other leased and participation units comprise other leased WMS gaming machines, including 100 units that historically had been included in the WMS WAP and premium participation installed base.

Gaming Segment Second Quarter Financial Highlights

  Revenue increased $168.5 million principally due to $169.6 million of revenue from WMS
  Services revenue increased $92.8 million, reflecting $93.0 million of revenue from WMS and a benefit of $2.9 million from favorable foreign currency translation in our U.K. gaming business ("UK Gaming"), partially offset by a decline in UK Gaming services revenues related to the loss of the Betfred contract in December 2013
    The installed base of WAP and premium participation units at June 30, 2014 of 8,732 units was comprised of 3,707 WAP and 5,025 premium participation units compared to 9,810 units comprised of 3,493 WAP and 6,317 premium participation units for WMS at June 30, 2013.  The average installed base of 8,973 WAP and premium participation units generated average daily revenue of $70.73 per unit, a 5% increase over the amount reported by WMS in the prior-year period due to the strong performance of new games and the shift in the installed footprint to more WAP units
    Services revenue from WAP and premium participation gaming machines of $57.8 million was essentially flat on a sequential quarterly basis with $57.7 million in the 2014 first quarter, primarily reflecting an increase in the average daily revenue offset by the decline in the average installed base
    Our average installed base of other leased and participation units rose to 27,228 units, reflecting the addition of 2,462 other leased units within the WMS footprint, partially offset by a decline in the UK Gaming installed base that largely results from the previously announced loss of the Betfred contract.  The average daily revenue from other leased and participation units increased to $12.36 from $12.19 per unit on a year-over-year basis reflecting a modest improvement in the UK Gaming yield and the addition of higher-yielding WMS leased units
  Interactive services revenue was $32.3 million reflecting the acquisition of WMS
    The growth in revenue from the social gaming business largely reflected the growth in the average DAU for the Company's social casinos in the 2014 second quarter to approximately 1.4 million compared to the approximately 0.6 million average DAU reported by WMS in the prior-year period, partially offset by a decline in ARPDAU to $0.22 reflecting the impact of a significantly larger player base and growth in players utilizing mobile platforms
  Product sales revenue increased $75.7 million, including $76.6 million in revenue from WMS. New gaming machine sales reflected shipments of 2,553 new WMS gaming machines to U.S. and Canadian customers, comprised of 2,019 replacement units for casino operators, 225 Illinois video gaming terminals ("VGTs") and 309 units for new casino openings and expansions. The 1,550 new unit shipments to international customers included 1,222 WMS units and 328 UK Gaming terminals. Other product sales revenue increased by $18.5 million principally due to $18.4 million from WMS, which included game content subscription revenue and sales of conversion kits, used gaming machines and parts
    New unit shipments for WMS declined to 3,775 units from 6,795 units in the prior-year period; shipments for WMS in the prior-year quarter included a quarterly record 4,142 replacement units for U.S. and Canadian casino operators, 234 Canadian VLTs, 250 Illinois VGTs, 114 units for new casino openings and expansions in the U.S. and Canada, and 2,055 units shipped to international customers
    Unit shipment declines reflected continued challenging gaming industry conditions that included increased competition and lower casino revenue in many U.S. gaming jurisdictions, which we believe has resulted in constrained capital spending by casino operators; in addition, we believe our ship share declined from the level achieved by WMS in the prior-year quarter, but improved relative to the first quarter of 2014; the decline in international new unit shipments was due in part to continued import limitations in Argentina and a decline in shipments to Mexican customers reflecting fewer casino operators and other industry challenges
    The average selling price for WMS gaming machines was essentially flat compared to the prior-year period, as slightly lower average prices on international Bluebird®2 lite units were offset by a more favorable shift in the mix of product sales that included fewer lower-priced VGTs and a benefit from the launch of the new premium-priced mechanical-reel Blade™ Stepper gaming machine
  New unit shipments included 2,365 Blade gaming machines, which represented 63% of total WMS global new unit shipments, including 617 mechanical reel Blade Stepper units
  Operating loss improved by $6.6 million to a loss of $1.8 million, reflecting the acquisition of WMS, associated integration-related savings and an improved UK Gaming cost structure, including lower depreciation and amortization expense
    Selling, general and administrative expense increased $37.9 million primarily from WMS
    Research and development expense increased $23.7 million primarily from WMS
    Employee termination and restructuring costs reflected $2.2 million of charges associated with integration-related cost savings initiatives
    Depreciation and amortization increased $45.4 million, of which $53.2 million was from WMS, including incremental depreciation and amortization related to purchase accounting associated with the WMS acquisition, partially offset by lower depreciation and amortization in UK Gaming

Gaming Segment Business Development Highlights

  With 48 Blade video game themes available, including four games developed specifically for Asian markets, and six Blade mechanical reel games approved, the Blade gaming machines continue to perform strongly, with the original six video game themes continuing to outperform casino house average more than 16 months after launch and the new mechanical reel games, such as the Aftershock™ theme, showing strong initial performance
  The Gold Fish® Social Slots game app, a second social gaming site that was launched in March 2014 and became available on mobile devices in the second quarter, was expanded to multiple mobile platforms and supported by increased marketing spend to increase player awareness
  Entered into five new game content agreements with online operators, and went live on several sites, including bwin.party sites in Europe and online casino sites in New Jersey

Instant Products Segment

Instant Products Operating Results ($ and € in millions)	Three Months Ended June 30,		Increase/(Decrease)
	2014	2013	Amount	%
Revenue:
Instant games	$135.4	$126.5	$ 8.9	7.0%
Product sales	3.1	3.5	(0.4)	(11.4)%
Total revenue	$138.5	$130.0	$ 8.5	6.5%

Cost of instant games	$ 72.9	$71.5	$ 1.4	2.0%
Cost of product sales	2.1	2.5	(0.4)	(16.0)%
Selling, general and administrative	12.5	10.9	1.6	14.7%
Research and development	0.3	0.2	0.1	50.0%
Stock-based compensation	1.2	0.8	0.4	50.0%
Employee termination and restructuring	0.8	-	0.8	n/m
Depreciation and amortization	9.1	8.8	0.3	3.4%

Operating income	$ 39.6	$35.3	$ 4.3	12.2%

Earnings (loss) from equity investments	$ (2.4)	$4.3	$(6.7)	n/m

Attributable EBITDA(1)	$ 60.8	$60.0	$ 0.8	1.3%

Revenue metrics
Instant games by revenue type:
Participation contracts	$ 69.5	$62.1	$ 7.4	11.9%
Price-per-unit contracts	51.9	53.9	(2.0)	(3.7)%
Licensing and player loyalty	14.0	10.5	3.5	33.3%
Instant games revenue	$135.4	$126.5	$ 8.9	7.0%

Instant games revenue by geography:
United States	$ 87.9	$78.7	$ 9.2	11.7%
International	47.5	47.8	(0.3)	(0.6)%
Instant games revenue	$135.4	$126.5	$ 8.9	7.0%

U.S. lottery customers' retail sales of instant games(2)	$9,880	$9,419	$ 461	4.9%

Italy retail sales of instant games(2)	€2,315	€2,374	€ (59)	(2.5)%

(1)    The 2014 and 2013 periods include $10.1 million and $15.1 million, respectively, in attributable EBITDA from our equity investments in Lotterie Nazionali S.r.l. ("LNS"), Northstar New Jersey Lottery Group, LLC (current-year period only), Northstar Lottery Group, LLC, Beijing CITIC Scientific Games Technology Co. Ltd. ("CSG") and Hellenic Lotteries S.A. (current-year period only)

(2)    Information provided by third-party lottery operators.

Instant Products Segment Second Quarter Financial Highlights

  Instant games revenue increased $8.9 million, which reflected:
    a $7.4 million increase primarily as a result of higher lottery retail sales by our U.S. and certain international customers to which we supply instant games on a participation basis, as well as the benefit from sales of instant games to our Northstar New Jersey joint venture and the commencement of sales to our Hellenic Lotteries joint venture in early May 2014, partially offset by the exit of certain unprofitable Mexican lottery operations at the beginning of 2014;
    a $2.0 million decrease  from customers to which we supply instant games on a price-per-unit basis, primarily international customers, including LNS in Italy, and lower revenue from a previously announced change in our contract with Loto-Quebec; and
    a $3.5 million increase in licensing and player loyalty revenue from licensed and promotional games in several states and the first-year benefit from loyalty programs in several states
  Total instant game retail sales of our U.S. customers grew 4.9%, led by higher retail sales in those jurisdictions where we provide instant games and value-added services on a participation basis
  Operating income increased $4.3 million primarily reflecting higher revenue and a more profitable revenue mix, partially offset by higher selling, general and administration expense, higher employee termination and restructuring expense and other operating costs
  The loss from equity investments and lower contribution to attributable EBITDA from equity investments primarily reflected an $8.0 million charge representing our portion of an estimated net shortfall accrual recorded by our Northstar Illinois joint venture, partially offset by an increase in LNS and the initial contribution from our Hellenic Lotteries joint venture

Instant Products Segment Business Development Highlights

  Commenced sales of instant games in Greece in May 2014; we have a 16.5% equity interest in Hellenic Lotteries, the joint venture that operates the Greek State Lotteries, for which we have exclusive responsibility for design, production and supply of instant games
  The Multi-State Lottery Association (MUSL) announced a first-ever U.S. $5 national draw game, the Monopoly™ Millionaires Club™ developed by Scientific Games, which is expected to launch in the fourth quarter of 2014 and includes plans for an associated national TV game show
  Scientific Games has a contract to be exclusive supplier of both instant lottery games and the lottery system to the consortium that won a ten-year concession to operate the Turkey National Lottery; operations under the consortium are subject to approval from various governmental authorities and the execution of a licence agreement with the privatization and lottery administrations

Lottery Systems Segment

Lottery Systems Operating Results ($ in millions)	Three Months Ended June 30,		Increase/(Decrease)
	2014	2013	Amount	%
Revenue:
Services	$ 51.0	$ 49.7	$ 1.3	2.6%
Product sales	18.3	14.7	3.6	24.5%
Total revenue	$ 69.3	$ 64.4	$ 4.9	7.6%

Cost of services	$ 29.6	$ 27.1	$ 2.5	9.2%
Cost of product sales	14.5	9.9	4.6	46.5%
Selling, general and administrative	4.9	4.8	0.1	2.1%
Research and development	0.4	0.8	(0.4)	(50.0)%
Stock-based compensation	1.0	0.6	0.4	66.7%
Depreciation and amortization	14.3	12.8	1.5	11.7%

Operating income	$ 4.6	$ 8.4	$ (3.8)	(45.2)%

Earnings from equity investments	$ 0.8	$ 0.5	$ 0.3	60.0%

Attributable EBITDA(1)	$ 21.8	$ 23.6	$ (1.8)	(7.6)%

Revenue metrics
Services revenue by geography:
United States	$ 27.6	$ 28.2	$(0.6)	(2.1)%
International	23.4	21.5	1.9	8.8%
Service revenue	$ 51.0	$ 49.7	$ 1.3	2.6%

Product sales revenue by geography:
United States	$ 3.3	$ 1.9	$ 1.4	73.7%
International	15.0	12.8	2.2	17.2%
Product sales revenue	$ 18.3	$ 14.7	$ 3.6	24.5%

U.S. lottery customers' retail sales(2)	$2,133	$2,196	$(63)	(2.9)%

(1)    The 2014 and 2013 periods include $1.9 million and $1.8 million, respectively, in attributable EBITDA from our investment in Beijing Guard Libang Technology Co., Ltd. ("GLB").

(2)    U.S. lottery customers' retail sales is provided by third-party lottery operators and primarily includes sales of draw games, keno and instant games validated by the relevant system. In prior releases, the metric presented included sales of draw games only; the prior-year period retail sales information presented above conforms to the new metric.

Lottery Systems Segment Second Quarter Financial Highlights

  Lottery systems revenue increased $4.9 million, inclusive of a favorable impact from foreign currency translation of $1.0 million, which reflected:
    a $1.3 million increase in services revenue, primarily reflecting an increase in sports betting service revenue from international customers, partially offset by a decline in revenue from the China Sports Lottery and the benefit in the prior-year quarter from a record large PowerBall® jackpot; and
    a $3.6 million increase in product sales revenue, including terminal sales to a U.S. customer and higher hardware and software sales to international customers
  Operating income decreased to $4.6 million as the higher revenue was more than offset by a less profitable revenue mix and a $1.5 million increase in depreciation and amortization

Lottery Systems Segment Business Development Highlights

  Entered into an amendment to our contract with the National Lottery of Panama to provide the country's first online lottery game, Pega 3, a Pick 3 game expected to launch later this year

Corporate Expense

  Loss on the early extinguishment of debt was $25.9 million; as previously announced, the Company refinanced $350 million of its 9.25% senior subordinated notes due 2019 with a new issue of $350 million of 6.625% senior subordinated notes due 2021
  Selling, general and administrative expense of $95.2 million increased by $50.5 million largely due to the acquisition of WMS

Earnings and EBITDA from Equity Investments

  Earnings from equity investments decreased $2.8 million, as an increase in earnings from LNS, RCN, ITL, GLB and the Hellenic Lotteries, was more than offset by the impact of an $8.0 million charge for our share of the estimated net shortfall accrual recorded by Northstar Illinois
  The $6.0 million decrease in EBITDA from equity investments was primarily attributable to the impact of the disposition of the investment in Sportech PLC in the first quarter of 2014 and the impact of the estimated net shortfall accrual recorded by Northstar Illinois, partially offset by higher EBITDA from LNS and Hellenic Lotteries

Liquidity and Capital Resources

  At June 30, 2014, cash and cash equivalents were $89.2 million, a decrease of $79.9 million compared to March 31, 2014, partially reflecting cash used to refinance the 9.25% senior subordinated notes
  Total debt of $3.2 billion at June 30, 2014 was essentially flat compared to March 31, 2014
  Net cash provided by operating activities for the June 2014 quarter was $23.8 million, a decline of $23.0 million from the prior-year quarter, primarily reflecting a $27.4 million increase in net earnings after adjustments for non-cash items and loss on early extinguishment of debt offset by an unfavorable $27.3 million change in working capital and a $23.1 million decrease in distributed earnings from our equity method investees.  Net cash provided by operating activities for the six months ended June 30, 2014 increased $37.1 million over the prior-year period reflecting a $44.8 million increase in net earnings after adjustments for non-cash items, loss on early extinguishment of debt and gain on sale of equity interest and $0.6 million of unfavorable changes in current assets and liabilities, net of effects of acquisitions, due primarily to the acquisition of WMS partially offset by a decrease in distributions received from our equity investments of $7.1 million
  Total capital expenditures increased $10.9 million, primarily due to the inclusion of $29.3 million of capital expenditures by WMS, partially offset by a reduction in lottery and UK Gaming capital expenditures
    Based on existing contractual obligations and planned investments and in light of lower-than-expected capital expenditures during the six months ended June 30, 2014, we are lowering our estimate of 2014 capital expenditures from $280 million to a range of $260 million to $270 million
  Free cash flow was a negative $31.3 million compared to a positive $2.6 million in the prior-year period reflecting the $23.0 million decline in net cash provided by operating activities and the $10.9 million increase in capital expenditures
  The Company made an equity investment of $22.9 million in the June 2014 quarter in ITL related to UK Gaming's roll-out of terminals for Ladbrokes, which was successfully completed in the second quarter of 2014, and received a $10.5 million return of capital payment from ITL

Previously Announced Acquisition of Bally Technologies, Inc.

On August 1, 2014, Scientific Games and Bally Technologies, Inc. (NYSE: BYI) ("Bally") announced that the companies had entered into a definitive merger agreement whereby Scientific Games has agreed to acquire all of the outstanding Bally common stock for $83.30 in cash per share. The aggregate transaction value is approximately $5.1 billion, including the refinancing of approximately $1.8 billion of existing Bally net debt. The acquisition would be financed with debt and cash on hand, and Scientific Games has obtained committed debt financing for the transaction, which is not subject to a financing contingency.

Completion of the transaction is subject to approval by Bally stockholders, U.S. antitrust clearance, receipt of certain gaming regulatory approvals, and other customary closing conditions. The transaction is currently expected to be completed in early 2015.

Scientific Games expects to achieve $220 million of cost synergies and $25 million of capital expenditure savings by the end of the second year following closing by consolidating operations and generating efficiencies in the areas of manufacturing, engineering, field and customer service and administrative operations. Scientific Games anticipates incurring $75 million of costs to achieve the cost synergies and $40 million in capital costs to complete the integration of the companies.

For additional information relating to the pending acquisition, the merger agreement and the contemplated debt financing, see the Company's Current Reports on Form 8-K filed with the SEC on August 1, 2014 and August 4, 2014.

Conference Call Details

Scientific Games will host a conference call today, August 5, at 4:30 pm ET to review results and discuss other topics. To access the call live via a listen-only webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information section. To access the call by telephone, please dial (866) 318 8612 (U.S. and Canada) or +1 (617) 399-5131 (international). The conference ID is SGMS. A replay of the webcast will be archived in the Investors section on our website.

About Scientific Games

Scientific Games Corporation is a leading developer of technology-based products and services and associated content for worldwide gaming and lottery markets. The Company's portfolio includes instant and draw-based lottery games; electronic gaming machines and game content; server-based lottery and gaming systems; sports betting technology; loyalty and rewards programs; and social, mobile and interactive content and services. For more information, please visit: www.scientificgames.com.

Company Contacts

Investor Relations:
Bill Pfund (847) 785-3167

Media Relations:
Mollie Cole (773) 961-1194

Forward-Looking Statements

In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate," "should," "could," "potential," "opportunity," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; U.S. and international economic and industry conditions, including declines in or slow growth of lottery retail sales or gross gaming revenues and reductions in or constraints on capital spending by gaming or lottery operators; slow growth of new gaming jurisdictions; slow addition of casinos in existing jurisdictions; declines in the replacement cycle of gaming machines; ownership changes and consolidation in the casino industry; opposition to legalized gaming or the expansion thereof; inability to adapt to, and offer products that keep pace with, evolving technology; inability to develop successful gaming concepts and content; laws and government regulation, including those relating to gaming licenses and environmental laws; inability to identify and capitalize on trends and changes in the lottery and gaming industries, including the expansion of interactive gaming; dependence upon key providers in our social gaming business; inability to retain or renew existing contracts or enter into new contracts, or less favorable modifications to existing contracts; level of our indebtedness; unavailability or inadequacy of cash flows to satisfy obligations or future needs; restrictions and covenants in our debt agreements; protection of our intellectual property, ability to license third party intellectual property and the intellectual property rights of others; security and integrity of our software and systems and reliance on or failures in our information technology systems; natural events that disrupt our operations or those of our customers, suppliers or regulators; inability to benefit from, and risks associated with, strategic equity investments and relationships, including (i) the inability of our joint venture to meet the net income targets or otherwise to realize the anticipated benefits under its private management agreement with the Illinois lottery, (ii) the inability of our joint venture to meet the net income targets or other requirements under its agreement to provide marketing and sales services to the New Jersey lottery or otherwise to realize the anticipated benefits under such agreement (including as a result of a protest) and (iii) failure to realize the anticipated benefits related to the award to our consortium of an instant lottery game concession in Greece; failure to achieve the intended benefits of the WMS acquisition, including due to the inability to realize synergies in the anticipated amounts or within the contemplated time-frames or cost expectations, or at all; inability to complete and integrate future acquisitions, including the pending acquisition of Bally Technologies, Inc. ("Bally") due to the failure to obtain the required approvals or debt financing or otherwise; litigation related to the pending Bally acquisition; disruption of our current plans and operations as a result of the pending Bally acquisition; costs, charges and expenses related to the pending Bally acquisition; the failure to realize the intended benefits of the pending Bally acquisition, including the inability to realize the anticipated synergies in the anticipated amounts or within the contemplated time-frames or cost expectations, or at all; restructuring costs; revenue recognition standards and impairment charges; fluctuations in our results due to seasonality and other factors; dependence on suppliers and manufacturers; risks relating to foreign operations, including fluctuations in foreign currency exchange rates and restrictions on the import of our products; dependence on our employees; litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees, intellectual property and our strategic relationships; influence of certain stockholders; and stock price volatility. Additional information regarding risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including under the heading "Risk Factors" in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made and, except for Scientific Games' ongoing obligations under the U.S. federal securities laws, Scientific Games undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: attributable EBITDA, free cash flow and EBITDA from equity investments (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

The Company's management uses these non-GAAP financial measures to, among other things: (i) monitor and evaluate the performance of the Company's business operations, as well as the performance of its equity investments; (ii) facilitate management's internal comparisons of the Company's historical operating performance; (iii) facilitate management's external comparisons of the Company's results to the historical operating performance of other companies that may have different capital structures and debt levels; and (iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets. Accordingly, the Company's management believes that these non-GAAP financial measures are useful as they provide investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes

In particular, the Company's management believes that attributable EBITDA is helpful because this non-GAAP financial measure eliminates the effects of unusual, infrequent or other items that management believes have less bearing on the Company's underlying operating performance. Moreover, management believes attributable EBITDA and EBITDA from equity investments are useful to investors because a significant and increasing amount of the Company's business is conducted through its equity investments, and those measures eliminate financial items from the equity investees' earnings that management believes have less bearing on the equity investees' performance. Management believes that attributable EBITDA and free cash flow provide useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations. In addition, attributable EBITDA and free cash flow (calculated by subtracting total capital expenditures from attributable EBITDA) are metrics used in determining performance-based bonuses (subject to certain additional adjustments in the discretion of the Company's compensation committee).

Attributable EBITDA

"Attributable EBITDA," as used herein, is a non-GAAP financial measure that is presented herein as supplemental disclosure that is reconciled to net income (loss) as set forth in the schedules titled Reconciliation of Net Loss to Attributable EBITDA below.

Attributable EBITDA is derived from the definition of "consolidated EBITDA" in our credit agreement. In connection with the WMS acquisition, on October 18, 2013, the Company terminated its prior credit agreement and entered into the new credit agreement. The definition of "consolidated EBITDA" in the new credit agreement is different from the definition in the prior credit agreement. As a result, the definition of "attributable EBITDA" as used herein is different from the definition of "attributable EBITDA" used in the Company's pre-acquisition earnings releases. In order to enhance comparability, attributable EBITDA for prior periods presented herein is based on the new definition of attributable EBITDA, and a schedule reconciling the differences between the two attributable EBITDA definitions is set forth in the schedule entitled Reconciliation of Attributable EBITDA Based on Definition under Prior Credit Agreement to Attributable EBITDA Based on Definition under New Credit Agreement below.

Like the definition of attributable EBITDA in our prior earnings releases, attributable EBITDA as used herein includes our consolidated EBITDA plus (without duplication) our pro rata share of the EBITDA of our joint ventures and minority equity investments, subject to adjustments only to the extent contemplated by the definition of "consolidated EBITDA" in our new credit agreement ("credit agreement adjustments"). The credit agreement adjustments that we use for attributable EBITDA have changed to some extent as a result of our new credit agreement, including the following:

  the adjustment for software license royalty payments to Playtech Limited or its affiliates (subject to a cap) has been eliminated under the new definition;
  the new definition includes adjustments for extraordinary, unusual or non-recurring charges (including legal and settlement costs), certain non-cash charges and charges or expenses attributable to cost savings initiatives and restructurings, whereas the corresponding adjustments under the old definition were limited to extraordinary charges or losses under GAAP, certain non-cash non-recurring write-downs under GAAP, and certain charges (subject to a cap) in connection with reductions in workforce, contract losses, discontinued operations, shutdown expenses and cost reduction initiatives;
  the adjustment for merger and other transaction fees and expenses is not capped in connection with a transaction that was not consummated; and
  the new definition includes adjustments for proceeds from business interruption insurance, realized and unrealized gains and losses from derivative and foreign exchange transactions and, subject to certain conditions, charges and expenses to the extent indemnified by a third party.

The Company anticipates that it will not include certain credit agreement adjustments in attributable EBITDA for purposes of the Company's earnings releases (and has not included those adjustments in the calculation of attributable EBITDA in this earnings release). For example, the Company does not expect to give effect in attributable EBIDTA to certain "pro forma" adjustments contemplated by the new credit agreement (including adjustments for acquisitions or dispositions), expected cost savings and other synergies, franchise taxes or Sarbanes-Oxley compliance costs. Attributable EBIDTA for purposes of the Company's earnings releases will not include any add-backs beyond those contemplated by the credit agreement adjustments.

"Consolidated EBITDA" as defined in our new credit agreement means, for any period, "consolidated net income" as defined in the credit agreement for such period plus, without duplication and, if applicable, except with respect to clauses (9), (10), (16) and (19) below, to the extent deducted in calculating such consolidated net income for such period, the sum of: (1) provisions for income (or similar) taxes, including franchise, excise and similar taxes and foreign withholding taxes; (2) interest expense (net of interest income, other than interest income earned on customer accounts), net losses on interest rate hedging obligations, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with debt; (3) depreciation and amortization expense and impairment charges; (4) extraordinary, unusual or non-recurring charges, expenses or losses, including severance costs and legal and settlement costs; (5) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period); (6) non-cash stock-based compensation expenses; (7) transaction costs, fees, losses and expenses (whether or not any transaction is consummated); (8) management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid; (9) proceeds from any business interruption insurance (to the extent not reflected as revenue or income); (10) certain pro forma cost savings and other synergies; (11) earn-out and similar obligations incurred in connection with any acquisition or other investment; (12) charges and expenses to the extent indemnified or insured by a third party to the extent that coverage has not been denied (other than any such denial that is being contested in good faith) and so long as such amounts are actually reimbursed within one year; (13) net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; (14) costs of surety bonds in connection with financing activities, (15) costs associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002; (16) certain identified pro forma adjustments; (17) charges or expenses attributable to cost savings initiatives, business optimization, management changes, restructurings and integrations; (18) (a) any net loss resulting from hedge agreements and the application of FASB ASC 815 or currency translation losses related to currency re-measurements of debt and (b) the amount of loss resulting from a sale of receivables, payment intangibles and related assets in connection with a receivables financing; (19) cash receipts not included in consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of consolidated EBITDA for any previous period and not added back; and (20) up-front fees and certain other costs in connection with certain lottery or gaming licenses or concessions; minus, to the extent reflected in the statement of such consolidated net income for such period, the sum, without duplication, of: (1) any extraordinary, unusual or non-recurring income or gains; (2) non-cash income or gains (other than the accrual of revenue in the ordinary course), subject to specified exceptions; (3) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items; (4) the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased consolidated net income in a prior period); (5) net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; and (6) (a) any net gain resulting from hedge agreements and the application of FASB ASC Topic 815, (b) any net gain resulting in such period from currency translation gains related to currency remeasurements of debt and (c) the amount of gain resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing. "Consolidated EBITDA" is subject to certain pro forma adjustments in connection with material acquisitions and dispositions as provided in the new credit agreement. "Consolidated EBITDA" also includes our pro rata share of the EBITDA of our joint ventures and minority equity investments (without duplication of amounts otherwise constituting consolidated net income, as noted above). The foregoing definition of "consolidated EBITDA" is summary in nature and is qualified in its entirety by reference to the full text of such definition in the Company's new credit agreement, a copy of which is attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2013.

For a complete description of the definition of "consolidated EBITDA" in the Company's prior credit agreement, see Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on August 31, 2011.

Free Cash Flow

Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures). Free cash flow is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to net cash provided by operating activities in a schedule below.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of the EBITDA (i.e., earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense and interest (income) expense, net of other) of our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to earnings from equity investments in a schedule below.

* * *

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Instant games	$ 135.4	$ 126.5	$ 261.6	$ 249.3
Services	179.3	85.2	356.1	167.0
Product sales	102.2	23.3	187.3	38.3
Total revenue	416.9	235.0	805.0	454.6

Operating expenses:
Cost of instant games(1)	72.9	71.5	142.8	139.7
Cost of services (1)	64.6	46.2	131.1	92.4
Cost of product sales(1)	54.9	15.7	101.3	26.0
Selling, general and administrative	95.2	44.7	187.0	93.5
Research and development	24.8	1.4	50.7	3.3
Employee termination and restructuring	4.9	-	10.5	0.3
Depreciation and amortization	96.0	43.1	190.1	75.9
Operating income (loss)	3.6	12.4	(8.5)	23.5
Other income (expense):
Interest expense	(49.3)	(25.1)	(97.2)	(50.1)
Earnings from equity investments	0.7	3.5	6.2	9.6
Loss on early extinguishment of debt	(25.9)	-	(25.9)	-
Gain on sale of equity interest	-	-	14.5	-
Other income (expense), net	3.2	0.2	6.1	(0.8)
Total other expense	(71.3)	(21.4)	(96.3)	(41.3)
Net loss from continuing operations before income taxes	(67.7)	(9.0)	(104.8)	(17.8)
Income tax expense	(4.7)	(3.4)	(12.6)	(6.9)
Net loss from continuing operations	$ (72.4)	$ (12.4)	$ (117.4)	$ (24.7)

Discontinued operations:
Loss from discontinued operations	$ -	$ (0.7)	$ -	$ (2.6)
Other expense	-	0.1	-	-
Gain on sale of assets	-	-	-	0.8
Income tax benefit	-	-	-	0.3
Net loss from discontinued operations	$ -	$ (0.6)	$ -	$ (1.5)

Net loss	$ (72.4)	$ (13.0)	$ (117.4)	$ (26.2)

Basic net loss per share:
Continuing operations	$ (0.86)	$ (0.14)	$ (1.39)	$ (0.29)
Discontinued operations	-	(0.01)	-	(0.02)
Total basic net loss per share	$ (0.86)	$ (0.15)	$ (1.39)	$ (0.31)

Diluted net loss per share:
Continuing operations	$ (0.86)	$ (0.14)	$ (1.39)	$ (0.29)
Discontinued operations	-	(0.01)	-	(0.02)
Total diluted net loss per share	$ (0.86)	$ (0.15)	$ (1.39)	$ (0.31)

Weighted average number of shares used in per share calculations:
Basic shares	84.4	85.0	84.4	84.8
Diluted shares	84.4	85.0	84.4	84.8

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

	June 30,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$ 89.2	$ 153.7
Restricted cash	11.8	10.9
Accounts receivable, net	326.5	346.0
Notes receivable, net	135.0	158.7
Inventories	170.3	137.8
Deferred income taxes, current portion	35.1	35.1
Prepaid expenses, deposits and other current assets	111.3	119.3
Total current assets	879.2	961.5

Property and equipment, net	766.8	772.6
Long-term notes receivable	56.4	72.6
Goodwill	1,197.8	1,186.9
Intangible assets, net	510.3	411.1
Software, net	321.1	343.5
Equity investments	329.7	367.2
Other assets	122.2	126.5
Total assets	$ 4,183.5	$ 4,241.9

Liabilities and Stockholders' Equity:
Debt payments due within one year	$ 36.2	$ 30.4
Accounts payable	83.9	140.9
Accrued liabilities	280.1	285.8
Total current liabilities	400.2	457.1

Deferred income taxes	146.1	138.0
Other long-term liabilities	223.8	109.6
Long-term debt, excluding current installments	3,187.5	3,162.2
Total stockholders' equity	225.9	375.0
Total liabilities and stockholders' equity	$ 4,183.5	$ 4,241.9

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net loss	$ (72.4)	$ (13.0)	$ (117.4)	$ (26.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	96.0	43.1	190.1	76.4
Change in deferred income taxes	0.7	0.7	1.9	1.5
Stock-based compensation	8.2	5.6	13.4	11.5
Non-cash interest expense	4.3	1.7	8.6	3.4
Earnings from equity investments, net	(0.7)	(3.5)	(6.2)	(9.6)
Distributed earnings from equity investments	3.0	26.1	21.2	28.3
Loss on early extinguishment of debt	25.9	-	25.9	-
Gain on sale of equity interest	-	-	(14.5)	-
Changes in current assets and liabilities, net of effects of acquisitions and other	(41.2)	(13.9)	(15.9)	(15.3)
Net cash provided by operating activities	23.8	46.8	107.1	70.0

Cash flows from investing activities:
Capital expenditures	(55.1)	(44.2)	(114.7)	(80.5)
Proceeds from asset disposals	-	-	-	0.9
Change in other assets and liabilities, net	(0.1)	-	(0.2)	(0.2)
Additions to equity method investments	(22.9)	(21.4)	(40.6)	(21.4)
Distributions of capital on equity investments	10.5	16.3	32.9	16.3
Proceeds from sale of equity interest	-	-	44.9	-
Restricted cash	-	0.3	(0.9)	1.3
Business acquisitions, net of cash acquired	-	(0.1)	-	(0.4)
Net cash used in investing activities	(67.6)	(49.1)	(78.6)	(84.0)

Cash flows from financing activities:
Long term debt, net	(10.9)	(8.4)	(16.8)	(9.1)
Common stock repurchases	-	-	(29.5)	-
Contingent earnout payments	(1.4)	-	(3.2)	-
Payment of financing fees	(22.7)	(2.0)	(22.8)	(2.0)
Net redemptions of common stock under stock-based compensation plans	-	0.1	(19.2)	(2.8)
Net cash used in financing activities	(35.0)	(10.3)	(91.5)	(13.9)
Effect of exchange rate changes on cash and cash equivalents	(1.1)	0.7	(1.5)	(3.0)
Decrease in cash and cash equivalents	(79.9)	(11.9)	(64.5)	(30.9)
Cash and cash equivalents, beginning of period	169.1	90.0	153.7	109.0
Cash and cash equivalents, end of period	$ 89.2	$ 78.1	$ 89.2	$ 78.1

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended June 30, 2014

		Instant	Lottery		Total
	Gaming	Products	Systems	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 135.4	$ -	$ -	$ 135.4
Services	128.3	-	51.0	-	179.3
Product sales	80.8	3.1	18.3	-	102.2
Total revenue	$ 209.1	$ 138.5	$ 69.3	$ -	$ 416.9

Operating expenses:
Cost of instant games (1)	$ -	$ 72.9	$ -	$ -	$ 72.9
Cost of services (1)	35.0	-	29.6	-	64.6
Cost of product sales (1)	38.3	2.1	14.5	-	54.9
Selling, general and administrative	42.5	12.5	4.9	27.1	87.0
Research and development	24.1	0.3	0.4	-	24.8
Stock-based compensation	2.1	1.2	1.0	3.9	8.2
Employee termination and restructuring	2.2	0.8	-	1.9	4.9
Depreciation and amortization	66.7	9.1	14.3	5.9	96.0
Operating (loss) income	$ (1.8)	$ 39.6	$ 4.6	$ (38.8)	$ 3.6

Other (expense) income:
Interest expense					$ (49.3)
Earnings (loss) from equity investments	$ 2.3	$ (2.4)	$ 0.8		0.7
Loss on early extinguishment of debt				$ (25.9)	(25.9)
Other income (expense), net				3.2	3.2
Total other expense					$ (71.3)

Net loss from continuing operations before income taxes					$ (67.7)
Income tax expense					(4.7)
Net loss from continuing operations					$ (72.4)

Discontinued operations:
Net loss from discontinued operations					$ -

Net loss					$ (72.4)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (72.4)
Employee termination and restructuring (2)	$ 2.2	$ 0.8	$ -	$ 1.9	4.9
M&A and financing costs and charges (2)	1.0	-	-	1.9	2.9
Legal contingencies and settlements (2)	0.4	-	-	-	0.4
Loss (gain) on early extinguishment of debt	-	-	-	25.9	25.9
Depreciation and amortization	66.7	9.1	14.3	5.9	96.0
Other expense (income), net	-	-	-	(1.3)	(1.3)
Interest expense					49.3
Income tax expense					4.7
Stock-based compensation	2.1	1.2	1.0	3.9	8.2
EBITDA from equity investments	2.2	10.1	1.9	-	14.2
(Earnings) loss from equity investments	(2.3)	2.4	(0.8)	-	(0.7)
Attributable EBITDA	$ 72.8	$ 60.8	$ 21.8	$ (23.3)	$ 132.1

(1) Exclusive of depreciation and amortization.
(2) Total income tax expense (benefit) on these items is $0.0 million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended June 30, 2013

		Instant	Lottery		Total
	Gaming	Products	Systems	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 126.5	$ -	$ -	$ 126.5
Services	35.5	-	49.7	-	85.2
Product sales	5.1	3.5	14.7	-	23.3
Total revenue	$ 40.6	$ 130.0	$ 64.4	$ -	$ 235.0

Operating expenses:
Cost of instant games (1)	$ -	$ 71.5	$ -	$ -	$ 71.5
Cost of services (1)	19.1	-	27.1	-	46.2
Cost of product sales (1)	3.3	2.5	9.9	-	15.7
Selling, general and administrative	4.6	10.9	4.8	18.7	39.0
Research and development	0.4	0.2	0.8	-	1.4
Stock-based compensation	0.3	0.8	0.6	4.0	5.7
Employee termination and restructuring	-	-	-	-	-
Depreciation and amortization	21.3	8.8	12.8	0.2	43.1
Operating (loss) income	$ (8.4)	$ 35.3	$ 8.4	$ (22.9)	$ 12.4

Other (expense) income:
Interest expense					$ (25.1)
Earnings (loss) from equity investments	$ (1.3)	$ 4.3	$ 0.5		3.5
Other income (expense), net				$ 0.2	0.2
Total other expense					$ (21.4)

Net loss from continuing operations before income taxes					$ (9.0)
Income tax expense					(3.4)
Net loss from continuing operations					$ (12.4)

Discontinued operations:
Net loss from discontinued operations					$ (0.6)

Net loss					$ (13.0)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (13.0)
Other employee severance(2)	$ 0.5	$ -	$ -	$ -	0.5
M&A/financing costs and charges (2)	-	-	-	2.5	2.5
Depreciation and amortization	21.3	8.8	12.8	0.2	43.1
Other expense (income), net	-	-	-	(0.1)	(0.1)
Net loss from discontinued operations					0.6
Interest expense					25.1
Income tax expense					3.4
Stock-based compensation	0.3	0.8	0.6	4.0	5.7
EBITDA from equity investments	3.3	15.1	1.8	-	20.2
(Earnings) loss from equity investments	1.3	(4.3)	(0.5)	-	(3.5)
Attributable EBITDA	$ 17.0	$ 60.0	$ 23.6	$ (16.1)	$ 84.5

(1) Exclusive of depreciation and amortization.
(2) Total income tax expense (benefit) on these items is ($0.4) million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Six Months Ended June 30, 2014

		Instant	Lottery		Total
	Gaming	Products	Systems	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 261.6	$ -	$ -	$ 261.6
Services	255.0	-	101.1	-	356.1
Product sales	148.3	6.2	32.8	-	187.3
Total revenue	$ 403.3	$ 267.8	$ 133.9	$ -	$ 805.0

Operating expenses:
Cost of instant games (1)	$ -	$ 142.8	$ -	$ -	$ 142.8
Cost of services (1)	71.1	-	60.0	-	131.1
Cost of product sales (1)	71.0	4.1	26.2	-	101.3
Selling, general and administrative	86.9	24.8	9.9	52.0	173.6
Research and development	49.4	0.5	0.8	-	50.7
Stock-based compensation	3.6	1.9	1.6	6.3	13.4
Employee termination and restructuring	7.4	1.2	-	1.9	10.5
Depreciation and amortization	130.4	17.3	28.6	13.8	190.1
Operating (loss) income	$ (16.5)	$ 75.2	$ 6.8	$ (74.0)	$ (8.5)

Other (expense) income:
Interest expense					$ (97.2)
Earnings (loss) from equity investments	$ 2.0	$ 3.0	$ 1.2		6.2
Loss on early extinguishment of debt				$ (25.9)	(25.9)
Gain on sale of equity interest				14.5	14.5
Other income (expense), net				6.1	6.1
Total other expense					$ (96.3)

Net loss from continuing operations before income taxes					$ (104.8)
Income tax expense					(12.6)
Net loss from continuing operations					$ (117.4)

Discontinued operations:
Net loss from discontinued operations					$ -

Net loss					$ (117.4)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (117.4)
Employee termination and restructuring (2)	$ 7.4	$ 1.2	$ -	$ 1.9	10.5
M&A and financing costs and charges (2)	3.5	-	-	3.1	6.6
Legal contingencies and settlements (2)	0.4	-	-	-	0.4
Loss (gain) on early extinguishment of debt	-	-	-	25.9	25.9
Depreciation and amortization	130.4	17.3	28.6	13.8	190.1
Gain on sale of equity interest	-	-	-	(14.5)	(14.5)
Other expense (income), net	-	-	-	(0.7)	(0.7)
Interest expense					97.2
Income tax expense					12.6
Stock-based compensation	3.6	1.9	1.6	6.3	13.4
EBITDA from equity investments	6.6	27.0	3.4	-	37.0
(Earnings) loss from equity investments	(2.0)	(3.0)	(1.2)	-	(6.2)
Attributable EBITDA	$ 135.4	$ 122.6	$ 40.4	$ (43.5)	$ 254.9

(1) Exclusive of depreciation and amortization.
(2) Total income tax expense (benefit) on these items is $0.0 million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Six Months Ended June 30, 2013

		Instant	Lottery		Total
	Gaming	Products	Systems	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 249.3	$ -	$ -	$ 249.3
Services	69.5	-	97.5	-	167.0
Product sales	9.7	7.0	21.6	-	38.3
Total revenue	$ 79.2	$ 256.3	$ 119.1	$ -	$ 454.6

Operating expenses:
Cost of instant games (1)	$ -	$ 139.7	$ -	$ -	$ 139.7
Cost of services (1)	37.5	-	54.9	-	92.4
Cost of product sales (1)	5.9	5.0	15.1	-	26.0
Selling, general and administrative	12.2	22.4	9.6	37.8	82.0
Research and development	0.8	0.3	2.2	-	3.3
Stock-based compensation	0.8	1.6	1.1	8.0	11.5
Employee termination and restructuring	-	0.3	-	-	0.3
Depreciation and amortization	32.4	17.8	25.4	0.3	75.9
Operating (loss) income	$ (10.4)	$ 69.2	$ 10.8	$ (46.1)	$ 23.5

Other (expense) income:
Interest expense					$ (50.1)
Earnings (loss) from equity investments	$ (1.6)	$ 10.6	$ 0.6		9.6
Other income (expense), net				$ (0.8)	(0.8)
Total other expense					$ (41.3)

Net loss from continuing operations before income taxes					$ (17.8)
Income tax expense					(6.9)
Net loss from continuing operations					$ (24.7)

Discontinued operations:
Net loss from discontinued operations					$ (1.5)

Net loss					$ (26.2)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (26.2)
Employee termination and restructuring (2)	$ -	$ 0.3	$ -	$ -	0.3
Other employee severance(2)	1.5	0.5	-	-	2.0
M&A/financing costs and charges (2)	-	-	-	6.8	6.8
Depreciation and amortization	32.4	17.8	25.4	0.3	75.9
Other expense (income), net	-	-	-	1.0	1.0
Net loss from discontinued operations					1.5
Interest expense					50.1
Income tax expense					6.9
Stock-based compensation	0.8	1.6	1.1	8.0	11.5
EBITDA from equity investments	7.0	31.6	3.3	-	41.9
(Earnings) loss from equity investments	1.6	(10.6)	(0.6)	-	(9.6)
Attributable EBITDA	$ 31.3	$ 121.0	$ 40.6	$ (30.8)	$ 162.1

(1) Exclusive of depreciation and amortization.
(2) Total income tax expense (benefit) on these items is ($0.4) million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net cash provided by operating activities	$ 23.8	$ 46.8	$ 107.1	$ 70.0

Less: Additions to property and equipment	(8.9)	(7.7)	(21.1)	(15.0)
Less: Lottery and gaming operations expenditures	(20.1)	(26.2)	(44.8)	(43.1)
Less: Intangible assets and software expenditures	(26.1)	(10.3)	(48.8)	(22.4)
Total capital expenditures	$ (55.1)	$ (44.2)	$ (114.7)	$ (80.5)

Free cash flow	$ (31.3)	$ 2.6	$ (7.6)	$ (10.4)

Items not included above:
During the quarter ended June 30, 2014, the Company received a return of capital payment from ITL of
$10.5 million. During the quarter ended June 30, 2013, the Company received a return of capital payment from LNS of $13.9 million and CLN of $2.2 million.

During the quarter ended March 31, 2014, the Company received a return of capital payment from LNS of
$22.4 million and proceeds from the sale of its equity interest in Sportech PLC of $44.9 million. During the quarter ended March 31, 2013, the Company received no return of capital payments related to its equity investments.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF ATTRIBUTABLE EBITDA BASED ON DEFINITION UNDER PRIOR CREDIT AGREEMENT
TO ATTRIBUTABLE EBITDA BASED ON DEFINITION UNDER NEW CREDIT AGREEMENT
(Unaudited, in millions)

	Three Months Ended June 30,	Six Months Ended June 30,
	2013	2013

Attributable EBITDA under prior credit agreement definition (1)	$ 86.5	$ 165.2

Adjustments to conform to new credit agreement definition:
Less: Playtech royalties and fees	(2.0)	(4.2)
Add: Foreign exchange loss	-	1.2
Less: Purchase accounting, restructuring and integration	-	(0.1)

Attributable EBITDA under new credit agreement definition	$ 84.5	$ 162.1

(1) Amounts for three months ended March 31, 2013 have been
adjusted to remove the impact of discontinued operations.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENT TO EBITDA FROM EQUITY INVESTMENTS
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
EBITDA from equity investments (1):
Earnings from equity investments	$ 0.7	$ 3.5	$ 6.2	$ 9.6
Add: Income tax expense	3.2	2.6	6.6	5.8
Add: Depreciation and amortization	11.0	14.6	23.1	25.8
Add: Interest expense, net of other	(0.7)	(0.5)	1.1	0.7
EBITDA from equity investments	$ 14.2	$ 20.2	$ 37.0	$ 41.9

(1) EBITDA from equity investments includes results from the Company's participation in Lotterie Nazionali S.r.l.,
Roberts Communications Network, LLC, Beijing CITIC Scientific Games Technology Co., Ltd., Sportech PLC,
Beijing Guard Libang Technology Co., Ltd., Northstar Lottery Group, LLC, Northstar New Jersey Lottery Group,
LLC (beginning October 1, 2013) and Hellenic Lotteries S.A. (beginning May 6, 2014).